UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2006

GUITAR CENTER, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-22207	95-4600862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5795 Lindero Canyon Road
Westlake Village, California	91362
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 735-8800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations & Financial Condition.

The information in this Item 2.02, including that incorporated herein by reference, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Item, including that incorporated herein by reference, shall not be deemed incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

On August 1, 2006, Guitar Center, Inc. issued a press release announcing its financial results for the quarter ended June 30, 2006.  Attached to the press release were financial tables.  A copy of the press release and the financial tables are attached hereto as Exhibit 99.1 and 99.2, respectively, and are incorporated by reference solely into this Item 2.02.  Exhibit 99.1 is not incorporated by reference into any other Item of this Current Report.

Item 8.01.  Other Events.

On August 1, 2006 we reported our financial results.  Consolidated net sales increased 13.8% to $458.0 million in the second quarter from $402.3 million in the same period of 2005.  Net income increased 4.0% to $13.4 million, or $0.47 per diluted share, from net income of $12.9 million, or $0.46 per diluted share, in the second quarter of the prior year.  Net income in the second quarter of 2006 included stock-based compensation expense under the Company’s long-term incentive plan (LTIP) of $1.2 million after-tax, or $0.04 per diluted share, and other stock-based compensation expense of $1.9 million after-tax, or $0.06 per diluted share.  Second quarter 2006 net income also included adjustments to income tax expense resulting in a net benefit of approximately $0.02 per diluted share.  Net income in the prior year period included charges of $2.1 million after-tax, or $0.07 per diluted share, related to the acquisition of Music & Arts Center, Inc.

Guitar Center Stores.  During the quarter, we opened six primary market Guitar Center stores and three secondary market stores.  We also completed the acquisition of four stores from Hermes Trading Company.  Net sales from Guitar Center stores increased 13.4% to $339.8 million from $299.6 million in the second quarter 2005, with sales from new stores contributing $24.9 million and representing 61.9% of the total increase.  Comparable store sales for the Guitar Center stores increased 5.1%.  Gross profit was 26.7% in the second quarter compared to 26.8% in the same period last year.  The variance primarily reflects higher occupancy costs, partially offset by a higher selling margin and reduced shrink.  Selling, general and administrative expenses for the Guitar Center stores were 21.3% of net sales compared to 20.3% in the year-ago period.  The increase primarily reflects the LTIP and other stock-based compensation expenses allocated to this division as well as higher advertising costs.

Musician’s Friend.  Direct response net sales for the quarter increased 10.7% to $86.3 million from $78.0 million in last year’s second quarter.  Gross profit was 30.8% for the quarter compared to 31.6% in the prior year period, reflecting reduced shipping and handling revenue and increased freight expenses in line with our expectations, partially offset by a higher selling margin.  Selling, general and administrative expenses for the second quarter were 24.3% of net sales versus 21.8% in the comparable period last year.  The increase primarily reflects stock-based compensation expenses allocated to this division and higher salary, consulting and insurance costs, partially offset by reduced catalog circulation.

Music & Arts.  Net sales from our Music & Arts division increased 28.9% to $31.8 million in the second quarter compared to $24.7 million in the second quarter of 2005.  The increase is due in part to the acquisition of Music & Arts Center, Inc. completed on April 15, 2005 as well as the other acquisitions concluded during the past year.  Comparable sales for the Music & Arts division increased 6.2% in the quarter, slightly ahead of our expectations.  Second quarter gross profit for Music & Arts increased to 43.7% versus 41.7% in the same period last year, which included a charge of $0.6 million, or 2.4% of sales, related to the exit of certain inventories.  Selling, general and administrative expenses for Music & Arts were 45.6% of net sales compared to 59.4% in the second quarter of 2005, which included charges of $2.8 million, or 11.4% of sales, related to the acquisition of Music & Arts.  Exclusive of the charges in last year’s second quarter, the decrease reflects improved leveraging of overhead expenses offset by LTIP and other stock-based compensation expenses allocated to this division.

Redemption of Convertible Notes.  As previously announced, holders of $99,997,000 of $100,000,000 outstanding principal amount of our 4% senior convertible notes elected to convert their notes into shares of Guitar Center common stock prior to the July 15, 2006 redemption date.  As a result of these conversions, 2,891,741 shares of Guitar Center common stock were issued to the holders that elected to convert their notes.  In connection with the redemption of the unconverted bonds, Guitar Center paid approximately $4,000 in cash, which includes the redemption and premium payments and cash paid in lieu of fractional shares.

Financial Tables.  We hereby incorporate by reference into this Item 8.01 the financial tables attached hereto as Exhibit 99.2.  No other information contained in or attached to this Current Report is incorporated by reference into this Item 8.02 or shall otherwise be deemed to have been filed with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by Guitar Center, Inc., dated August 1, 2006.

99.2	Financial tables to press release, dated August 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUITAR CENTER, INC.

Date: August 1, 2006
	By:	/s/ ERICK MASON
Erick Mason
Executive Vice President and Chief Financial
Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Guitar Center, Inc., dated August 1, 2006.

99.2	Financial tables to press release, dated August 1, 2006.